Exhibit 99.1

Finch Therapeutics Appoints Susan E. Graf to Board of Directors

SOMERVILLE, Mass., April 27, 2021 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery platform to develop a novel class of orally administered biological drugs, today announced that Susan E. Graf has joined Finch’s Board of Directors and will serve as Chair of the Audit Committee. Ms. Graf is an accomplished biopharma executive with more than 25 years of experience spanning corporate strategy, finance, business development, M&A, and the development and commercialization of biopharmaceuticals.

“With Finch’s recent IPO, strong Phase 2 data from their lead candidate, and innovative programs in chronic hepatitis B and autism entering the clinic soon, I am thrilled to join Finch at this exciting time,” said Susan Graf. “I look forward to working with Finch’s board and leadership team to execute on Finch’s strategy and its mission to serve patients.”

“On behalf of the Finch team, I am delighted to welcome Susan to our board,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “Susan’s extensive experience and demonstrated ability to guide the strategic growth of organizations and enable the development of new therapeutics will be invaluable as we continue to rapidly advance our pipeline, platform, and this new modality.”

Ms. Graf currently serves as Chief Executive Officer of Akamara Therapeutics. Prior to Akamara, she was Chief Business Officer and Principal Financial Officer at Epizyme, Inc., leading finance, investor relations, corporate and business development and alliance management as well as implementing Epizyme’s corporate strategy. Prior to Epizyme, Ms. Graf held the position of Vice President, Corporate Development and Strategy for NPS Pharma before it was acquired by Shire in 2015. She was closely involved in the company’s sale to Shire for $5.2B, in addition to serving on the executive team that transformed NPS Pharma into a global, commercial-stage, rare-disease biopharmaceutical company. During her tenure, NPS Pharma brought two rare disease products – Gattex® and Natpara®– to market. Prior to NPS Pharma, Ms. Graf spent nearly 18 years at Roche in a number of leadership and executive positions in business development, commercial assessment, due diligence, mergers & acquisitions, marketing, market research, sales, and manufacturing. Ms. Graf has an MBA from the Stern School of Business at New York University and a Bachelor of Pharmacy degree from Purdue University.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. Finch plans to initiate a Phase 3 trial, referred to as PRISM4, as its second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. In partnership with Takeda, Finch is advancing FIN-524 and FIN-525 for the treatment of ulcerative colitis and Crohn’s disease, respectively.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the commencement of the chronic hepatitis B and autism clinical trials and Finch’s ability to rapidly advance its pipeline, platform, and the microbiome modality. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidates, CP101; Finch’s may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses Finch’s intellectual property position Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in in Finch’s final prospectus dated March 18, 2021 filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) on March 22, 2021, as well as discussions of potential risks, uncertainties, and other important factors Finch’s subsequent filings with the SEC. All forward-looking statements contained in this presentation speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Media Contact:
Gabriella Linville-Engler
media@finchtherapeutics.com

Investor Contact:
Greg Perry

ir@finchtherapeutics.com